Exhibit 99.2

August 1, 2008

Re: Dissolution of Wells Real Estate Fund I

Dear Wells L.P. Investor:

Enclosed is your share of the final liquidating distribution for Wells Real Estate Fund I (the Fund), as well as the final audited financials and the liquidating statement. Please note that this distribution will be made in strict accordance with the partnership agreement, which dictates how proceeds will be distributed. As a result, if you are a “B” unit holder, you will not be eligible for this distribution. You may recall that in June we informed you that the Fund would be dissolved, following the resolution of the outstanding legal issues. We had reserved approximately $2.0 million, including both cash from operations and net sale proceeds to fund expenses and obligations of the Fund associated with its final dissolution.

In May 2008, the final dissolution expenses were determined to be $0.4 million. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. Accordingly, the remaining proceeds of $1.6 million are being distributed as the final liquidating distribution for the partnership, in compliance with the partnership agreement. This transaction marks the completion of this investment program, bringing it full cycle.

In conjunction with the dissolution, the Fund distributed the remaining cash reserves and transferred the net liabilities to Wells Capital, Inc.

Total Assets as of the Date of Liquidation	$1,677,483
Less: Reserves for Remaining Debts and Liabilities of the Fund	$77,478

Liquidating Distributions being paid to Partners	$1,600,005

Highlights of Wells Real Estate Fund I

The Fund was originally launched in 1984 and raised $35,321,000. Over the life of the program, we delivered operating cash distributions of $21,682,755 to the Class “A” investors and passive losses to the Class “B” investors. Additionally, the assets in the program were sold, with net sale proceeds allocated to the partnership totaling $21,457,907. The last net sale proceeds distribution of $7,199,995 was made in May 2007.

Passive Loss Considerations for Class “B” Investors Only

As you may remember, part of the design of the Class “B” units in the Fund was to receive passive losses during the Fund’s operations. Over the course of the Fund’s life, Class “B” investors were allocated passive losses that roughly equaled their total investment.

If you are a Class “B”unit holder, you may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund has closed, unused passive losses may be available to offset current ordinary income on your 2008 income tax return. The availability of unused passive losses is unique to each individual taxpayer based on their actual tax filings over the investment period in the Fund. Therefore, you will need to consult with your tax advisor to determine if you have any unused passive

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losses, as Wells does not provide tax advice. Your best source for information on any unused passive losses is your tax advisor. Typically, these unused losses would be reflected on Form 8582 of your personal income tax return (Form 8810 for corporations).

We have provided you information on your passive losses (as well as the subsequent income or gain resulting from the sale of the real estate assets) on an annual basis on your Schedule K-1. We hope that this information will be helpful when you prepare your 2008 tax returns, as we want to ensure that you have maximized the benefits to which you are entitled. Your final Schedule K-1s will be mailed in the fourth quarter of 2008.

Should you have any questions about your investment or if we can be of service to you, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your participation in the Wells Real Estate Fund I program.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc:	Financial Representative

0632

Disclosure

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.